FINAL TERM SHEET
                                                      FILED PURSUANT TO RULE 433
                                                        DATED SEPTEMBER 20, 2007

                                                                     RELATING TO
                               PROSPECTUS SUPPLEMENT DATED SEPTEMBER 19, 2007 TO
                                           REGISTRATION STATEMENT NO. 333-145668


                          LEUCADIA NATIONAL CORPORATION

                    $500,000,000 8-1/8% SENIOR NOTES DUE 2015


ISSUER:                                            Leucadia National Corporation
PRINCIPAL AMOUNT:                                  $500,000,000 (upsized from
                                                    $350,000,000)
TITLE OF SECURITIES:                               8-1/8% Senior Notes due 2015
FINAL MATURITY DATE:                               September 15, 2015
TRADE DATE:                                        September 20, 2007
SETTLEMENT DATE:                                   September 25, 2007
INTEREST ACCRUES FROM:                             September 25, 2007
INITIAL PUBLIC OFFERING PRICE:                     98.307% of the principal
                                                    amount thereof
GROSS PROCEEDS:                                    $491,535,000
COUPON:                                            8-1/8% per annum
YIELD TO MATURITY:                                 8.420% per annum
INTEREST PAYMENT DATES:                            March 15 and September 15
RECORD DATES:                                      March 1 and September 1
FIRST INTEREST PAYMENT DATE:                       March 15, 2008
ESTIMATED NET PROCEEDS TO ISSUER:                  $481,504,300
TOTAL AMOUNT OF INDEBTEDNESS AND
     SENIOR INDEBTEDNESS OUTSTANDING AT
     JUNE 30, 2007 AFTER GIVING EFFECT TO
     THIS OFFERING:                                $2,200.6 million and $1,475.5
                                                    million, respectively
UNDERWRITER:                                       Jefferies & Company, Inc.
CUSIP:                                             527288 BD 5
ISIN:                                              US527288BD58


THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER OR THE UNDERWRITER WILL ARRANGE TO SEND YOU THE PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING IF YOU REQUEST IT BY CALLING JEFFERIES & COMPANY, INC. TOLL FREE 1-888-708-5831.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.